Altegris Futures Evolution Strategy Fund

YOUR IMMEDIATE ATTENTION IS REQUESTED

Special Meeting of Shareholders Scheduled for December 3, 2020

Dear Shareholder:

We recently distributed proxy materials in connection with a Special Meeting of Shareholders for the Altegris Futures Evolution Strategy Fund (the “Fund”), which we will hold at 10:00 am ET, at the offices of Thompson Hine LLP, located at 41 South High Street, Suite 1700, Columbus, Ohio 43215 on December 3, 2020. The Special Meeting of Shareholders is fast approaching and our records indicate that we have not yet received your vote. We are asking you to please take a moment now to submit your vote. You may think your vote is inconsequential, but your participation helps us to avoid costly adjournments and additional solicitations.

Shareholders will be asked to vote on the following proposal:

Proposal 1: To approve a new investment advisory agreement (“New Advisory Agreement”) by and between the Trust, on behalf of the Fund, and Altegris Advisors, LLC, the current investment adviser to the Fund. No fee increase is proposed.

While to date, an overwhelming majority of the votes received have been cast in favor of the proposal, a quorum of the shares entitled to vote has not yet been achieved for your Fund.

The Board of Trustees recommends that you vote “FOR” the Proposal.

The proxy statement is available online www.okapivote.com/Altegris.

In order for your vote to be represented, we must receive your voting instructions. Even if it is past the indicateD MEETING date, please submit your vote Today uSING THE URL AND CONTROL NUMBER PROVIDED IN YOUR EMAIL.

If you have any questions, please call Okapi Partners, our proxy solicitor, toll-free at 855-305-0855. Representatives are available Monday - Friday 9:00am to 10:00pm (ET).